Registration Statement No. 333-_____

As filed with the Securities and Exchange Commission on June 11, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

[Missing Graphic Reference]

Delaware	87-0400335
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12012 Wickchester Lane, Suite 475
Houston, TX 77079
(713) 353-9400
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
[Missing Graphic Reference]

Hyperdynamics Corporation 2010 Equity Incentive Plan
 (Full Name of Plan)

Ray Leonard, President and Chief Executive Officer
Hyperdynamics Corporation
12012 Wickchester Lane, Suite 475
Houston, TX 77079
(713) 353-9400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Robert M. Bearman, Esq.
Patton Boggs LLP
1801 California Street, Suite 4900
Denver, Colorado 80202
(303) 830-1776

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                                                                                                                              Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐                                                                                                                     Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share (3)	765,000	$1.08	$826,200	$58.91
Common Stock, par value $0.001 per share (4)	4,235,000	$1.08	$4,573,800	$326.12
Total (5):	5,000,000		$5,400,000	$385.03

(1)           This Registration Statement covers 5,000,000 shares of common stock that may be issued from time to time pursuant to the 2010 Equity Incentive Plan.  To the extent additional shares of common stock may be issued or become issuable as a result of a stock split, stock dividend, or other distribution involving the common stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)           The price of $1.08 per share, which was the average of the high and low prices of the Registrant's common stock, as reported on the NYSE Amex on June 9, 2010, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(3)           Represents shares underlying outstanding options granted under the 2010 Equity Incentive Plan.

(4)           Represents shares available for future grants under the 2010 Equity Incentive Plan.

(5)           Represents total shares underlying options granted and available for grant of 5,000,000 under the 2010 Equity Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers shares of our common stock underlying options and other awards that may be issued to certain of our employees, directors and consultants under our 2010 Equity Incentive Plan (“2010 Plan”), consisting of (i) shares that will be issued upon the exercise of options granted under the 2010 Plan; and (ii) shares available to be issued under the 2010 Plan.

This Registration Statement contains two parts.  First, the materials that follow Part I of this Registration Statement on Form S-8 (this “Registration Statement”)  up to Part II of this Registration Statement constitute the reoffer prospectus, prepared in accordance with Part I of Form S-3, in accordance with General Instruction C of Form S-8 (the “Prospectus”).  The Prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities,” within the meaning of Form S-8, by certain of the Company’s stockholders, as more fully set forth therein.  The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to our employees, officers and directors, as specified by Rule 428(b)(1) under the Securities Act.  Those documents do not need to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.  The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2010 Plan.  Requests should be directed to the Company’s Chief Financial Officer at 12012 Wickchester Lane, Suite 475, Houston, TX 77079.

REOFFER PROSPECTUS

HYPERDYNAMICS CORPORATION

765,000 SHARES OF COMMON STOCK
Acquired or to be Acquired by the Selling Stockholder Under the
2010 Equity Incentive Plan

This reoffer prospectus (this “Prospectus”) relates to the offer and resale of up to an aggregate of 765,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Hyperdynamics Corporation, a Delaware corporation (the “Company”), consisting of 765,000 shares underlying options previously granted under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”).  The Shares may be offered and sold from time to time by a certain stockholder of the Company after the filing of this registration statement (the “Selling Stockholder”).  See “Selling Stockholder”.  This Prospectus has been prepared for the purpose of registering future sales of the Shares by the Selling Stockholder, on a continuous or delayed basis, to the public without restriction.  Upon the effectiveness of this registration statement, the Selling Stockholder may offer these Shares for resale for his own account from time to time.

The Selling Stockholder may sell the Shares covered by this Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods.  The Selling Stockholder selling any Shares pursuant to this Prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.  For additional information on the Selling Stockholders’ possible methods of sale, you should refer to the section in this Prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the Shares being offered by the Selling Stockholder.  We will pay all of the expenses associated with this Prospectus.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholder.

Our Common Stock is quoted on the NYSE Amex under the symbol “HDY.”  On June 10, 2010, the closing price of our Common Stock on such market was $1.13 per share.

This investment involves a high degree of risk.  Please see “Risk Factors” beginning on page 6 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 11, 2010.

TABLE OF CONTENTS
Page
WHERE YOU CAN FIND ADDITIONAL INORMATION	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
SUMMARY	5
RISK FACTORS	7
USE OF PROCEEDS	7
SELLING STOCKHOLDER	13
PLAN OF DISTRIBUTION	13
EXPERTS	14
LEGAL MATTERS	14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	14
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	14

You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  The Shares are not being offered in any state where the offer is not permitted.  You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m.  Copies of such material also may be obtained by mail from the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.  Additionally, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

This Prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act.  This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement.  Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.  Each such statement is qualified in its entirety by the foregoing reference.  Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained from the Commission upon payment of a prescribed fee.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions that are intended to identify these forward-looking statements.  These forward-looking statements involve risk and uncertainty and a variety of factors, which are in many instances beyond our control; could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements.  We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

In addition to the risks discussed in this prospectus supplement under “Risk Factors” below, the following are important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements:  the availability of financing and, if available, on terms and conditions acceptable to us, our ability to raise sufficient capital and/or enter into a strategic relationship with an industry partner to execute our business plan, instability and civil unrest in the Republic of Guinea and adverse impacts to our exploration work off the coast of Guinea, ability to respond to changes in the oil exploration and production environment, competition, and the availability of personnel in the future to support our activities.

Further information on other factors that could affect us is included in the SEC filings incorporated by reference in this Prospectus described below under the heading “Incorporation of Certain Documents by Reference,” all of which are accessible on the SEC’s website at www.sec.gov.  See also “Risk Factors” contained in this Prospectus.

 Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us.  If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this Prospectus, and in the information incorporated by reference herein and therein.  Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus.  Consequently, this summary does not contain all of the information that you should consider before investing in our Common Stock.  You should carefully read this entire Prospectus, including the “Risk Factors” section, and the documents and information incorporated by reference into this Prospectus before making an investment decision.

This Prospectus relates to the offer and resale of 765,000 shares of our Common Stock that may be offered for sale from time to time by the Selling Stockholder identified in this Prospectus.  We anticipate that the Selling Stockholder will offer the Shares for sale at prevailing market prices on the NYSE Amex on the date of that sale.  We will not receive any proceeds from these sales.  We are paying the expenses incurred in registering the offer and resale of the Shares, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

Hyperdynamics Corporation

Our Corporate Information

We are an emerging independent oil and gas exploration and production company that was formed in 1996.  As described below, we have certain contract rights for the exploration and exploitation of oil and gas in an approximately 80,000 square kilometer concession off the coast of the Republic of Guinea, or Guinea, in West Africa.  As further discussed below, we engage in oil and gas exploration off the coast of Guinea through our wholly-owned subsidiary, SCS Corporation, or SCS.  As discussed below, our rights in Guinea derive from a Hydrocarbon Production Sharing Contract, or the 2006 PSC, that we entered into in 2006 with Guinea, as amended.  Certain terms of the 2006 PSC have been modified in part by Amendment No.1 to the 2006 PSC that we entered into with the government of Guinea in 2010, or the PSC Amendment, as discussed below.

As of June 11, 2010, our direct and indirect wholly-owned operating subsidiaries consisted of: (i) SCS which is engaged in oil and gas exploration activities located off the coast of Guinea, West Africa, and (ii) SCS Corporation Guinea SARL, or SCSG, which was formed to manage the business associated with the 2006 PSC including public relations programs in Guinea.  We own 100% of SCS.  “SCS” is also the name of our business segment that is composed of our oil and gas exploration activity in Guinea.  SCSG, a Guinea limited liability company located in Conakry, Guinea, is owned 100% by SCS and is part of our SCS business segment operating in Guinea.

2006 Production Sharing Contract.  We have been conducting exploration work related to the area off the coast of Guinea since 2002.  On September 22, 2006, we, acting through SCS, entered into the 2006 PSC with Guinea.  Under the 2006 PSC, we were granted certain contract rights by Guinea to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea.  We refer to the rights granted to us by Guinea as a “Concession” and to the offshore area subject to our Concession as the “Contract Area.”  As discussed below, the 2006 PSC requires 64% of our Contract Area to be surrendered to Guinea according to an exploration timetable and a Guinea action timetable.  We are conducting our current work in Guinea under the 2006 PSC.  The 2006 PSC was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on September 28, 2006.  Under the 2006 PSC, we are required to surrender 64% (approximately 51,200 square kilometers) of the Contract Area upon the passage of a “Project of Law” in the National Assembly of Guinea, a Presidential Decree, and a Supreme Court ruling.  Except as described below under the terms of the 2009 MOU, we have the right to select the area ultimately surrendered.

2009 Memorandum of Understanding.  On September 11, 2009, we entered into the 2009 MOU with Guinea in which we agreed with the government to resolve certain issues related to the 2006 PSC.  The 2009 MOU required negotiation between the parties concerning the terms and conditions of the provisions in the 2006 PSC to make such terms more consistent with usually applicable international standards and practices.  A copy of the 2009 MOU was filed as an exhibit to our Current Report on Form 8-K that was filed with the SEC on September 15, 2009.

Amendment No.1 to 2006 PSC.  On March 25, 2010, we and Guinea entered into the Amendment to the 2006 PSC, or the PSC Amendment.  The PSC Amendment was signed by the Guinean Minister of Mines and Geology, Mahmoud Thiam; the Guinean Minister of Finances and Economy, Kerfala Yansane; and Ray Leonard, President and Chief Executive Officer of Hyperdynamics and SCS.  The PSC Amendment was entered into in accordance with the 2009 MOU.  The PSC Amendment provides that the parties to the MOU have fully complied with the terms of the 2009 MOU.

The PSC Amendment clarifies that we retained a contract area of approximately 24,000 sq km, which is approximately equivalent to 30% of the original Concession area under the 2006 PSC, following its December 31, 2009 relinquishment of approximately 70% of the original contract area.  The PSC Amendment requires that we relinquish an additional 25% of the retained contract area by September 30, 2013.  Under the terms of the PSC Amendment, the first exploration period will end and the Company will enter into the second exploration period in September 2010.  The second exploration period runs until September 2013 and may be renewed to September 2016 and may be extended for one (1) additional year to allow the completion of a well in process and for two (2) additional years to allow the completion of the appraisal of a discovery. Under the PSC Amendment, we are required to drill an exploration well, which is to be commenced by the end of December 2011, to a minimum depth of 2500m and to drill an additional exploration well, which is to be commenced by the end of September 2016, to a minimum depth of 2500m.  The PSC Amendment requires the expenditure by the Company of $15 million on each of the exploration wells ($30 million in the aggregate).  We are also required to acquire a minimum of 2000 sq km 3D seismic by September 2013 with a minimum expenditure of $12 million.

Under the PSC Amendment, the Republic of Guinea will be carried for its share of up to 15%, with the cost of that carry to be recovered out of 62.5% of the Republic of Guinea's share of cost and profit oil.  The PSC Amendment removes the right of first refusal covering the relinquished acreage.  The PSC Amendment clarifies that only those eligible expenditures, which were made following the date the 2006 PSC was signed, i.e. September 22, 2006, are eligible for cost recovery.  An annual training budget of $200,000 is required to be established by the Company for the benefit of the Republic of Guinea oil industry personnel, and the Company will also pay an annual surface tax of $2.00 per square kilometer on its retained Concession acreage.  The PSC Amendment also provides that should the government of the Republic of Guinea note material differences between provisions of the PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

Presidential Decree.  In May 2010, the government of Guinea issued a Presidential Decree approving the 2006 PSC, as amended.

Dana Petroleum (E&P) Limited.  On December 4, 2009, we entered into a Sale and Purchase Agreement (“SPA”) with Dana Petroleum (E&P) Limited (“Dana”) for Dana to acquire a 23% participation interest in the 2006 PSC.  On January 28, 2010, the Company effected the closing of the SPA with Dana and assigned a minority interest in our Concession offshore Guinea to Dana.  In connection with the closing of the assignment of a participation interest in the 2006 PSC to Dana, we entered into an Assignment of Participating Interest (the “Assignment”) with Dana, a Deed of Assignment and Joint Operating Agreement.  Pursuant to the Assignment, we assigned to Dana an undivided 23% of our participating interest in the contractual interests, rights, obligations and duties under the 2006 PSC.  As required by the 2006 PSC, the Deed of Assignment was delivered as the necessary notice of the Assignment to be given to the Ministry of Mines, Energy and Hydraulics of Guinea.

As part of the obligation to bear the proportionate share of costs, the SPA required Dana to make a cash payment to us immediately after closing the assignment of the 23% participating interest to Dana in the amount of $ 1.7 million for Dana’s pro-rata portion of accrued expenditures associated with our marine 2D seismic data acquisition program within the 2006 PSC contract area.  The $1.7 million payment was received by us on February 4, 2010 and was recorded as a reduction in the carrying value of our Guinea concession.

The Operating Agreement appoints us as the operator for purposes of conducting oil and gas exploration and production activities within the retained Contract Area.  We share operating costs of joint operations with Dana in proportion to the parties’ respective 77% and 23% participating interests. An operating committee and voting procedures are established whereby managerial and technical representatives of the Company and Dana make decisions regarding joint operations, exploration and appraisal of commercial discoveries, and the disposition of commercial production.  The Operating Agreement places restrictions upon the transfer of the parties’ respective participating interests in the form of a right of first purchase that is triggered by a proposed transfer or certain changes in control of us or Dana.

In May 2010, we received a document, referred to as an arrêté, from the Ministry of Mines and Geology confirming the Government’s approval of the assignment of a 23% participating interest in the 2006 PSC to Dana.  On May 20, 2010, we received a payment of $19.6 million in cash from Dana completing the assignment to Dana of a 23% participating interest in the contractual interests, rights, obligations and duties under the 2006 PSC, as amended.

Executive Office.  Our principal executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, TX 77079 and our telephone number is (713) 353-9400.  Our Internet address is www.hyperdynamics.com.  Information contained on our website is not a part of, and is not incorporated into, this Prospectus.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our company.  The risks and uncertainties described below are not the only ones we face.  There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time.  If the events described in these risks occur, our business, financial condition and results of operations would likely suffer.  This Prospectus contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ significantly from the results discussed in the forward-looking statements.  This section discusses the risk factors that might cause those differences.

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

We conduct business in Guinea, which is in a region of the world where there have been recent civil wars, revolutionary wars, coup d’états and internecine conflicts.  In September 2009, Guinea experienced a marked increase in violence including civil unrest and protests against the current government, which assumed power in December 2008.  External or internal political forces could potentially create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest.  Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the 2006 PSC, as amended.

Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

•	loss of revenue, property and equipment as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

•	increases in taxes and governmental royalties;

•	unilateral renegotiation of contracts by governmental entities;

•	difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

•	changes in laws and policies governing operations of foreign-based companies; and

•	currency restrictions and exchange rate fluctuations.

Our operations in Guinea may also be adversely affected by laws and policies of the United States affecting foreign trade and taxation.  Realization of any of these factors could materially and adversely affect our business plan, financial position, results of operations and future cash flows.

We will require substantial additional funding in the near term which may not be available to us on acceptable terms or at all; if we cannot obtain additional financing, we may have to curtail operations and may ultimately cease to exist.

Our financial statements reflect recurring, ongoing and substantial yearly net losses, and negative cash flows from operations. We need additional funding or alternative sources of capital to meet our working capital needs in the future.  We have previously raised capital by selling common stock and warrants, issuing convertible debentures and using a previously available equity line of credit which expired in February 2009.  Our management does not believe that existing cash resources will be sufficient to enable us to fully execute our business plan over the next twelve months and that we will need to raise substantial additional capital or obtain funding through a strategic relationship in the near term in order to do so.  However, future financing or strategic alliances may not be available in amounts or on terms acceptable to us, if at all. If we cannot raise funds on acceptable terms, we will not be able to execute our business plan and may be forced to curtail operations or may ultimately cease to exist.

We may not be able to meet our substantial capital requirements to conduct our operations and achieve our business plan and; we anticipate future losses and negative cash flow.

Our business is capital intensive.  We must invest a significant amount in development and exploration activities.  We are currently making and intend to continue to make substantial capital expenditures to find, develop and produce natural gas and oil reserves.  We currently have no operating revenue.  If we do not obtain capital resources, we may not be able to meet the obligations under the 2006 PSC, as amended – thus surrendering the Concession.  The Concession is our single most important asset and its loss would result in a substantial decrease in our ability to eventually become a profit-generating company.  Even if we acquire sufficient financing to meet the obligations under the 2006 PSC, as amended, we may not be able to raise or expend the capital necessary to undertake or complete future drilling programs or acquisition opportunities unless we raise additional funds through debt or equity financings, which may not be available on acceptable terms to us or at all.  We may not be able to obtain debt or equity financing or enter into and complete additional strategic relationships with an industry partner to meet our capital requirements on acceptable terms, if at all.  Moreover, our future cash flow from operations may not be sufficient for continued exploration, development or acquisition activities, and we may not be able to obtain the necessary funds from other sources.

With the completion of the sale of our domestic oil and gas properties in August 2009, we are strictly in the exploration phase and have no proven petroleum reserves.  We expect to continue to incur significant expenses over the next several years with our operations, including further 3D seismic studies and exploratory drilling.  Based on the exploration results to date, we anticipate that the cost per commercial well, if further results justify attempts at commercial drilling, would range from US$20 million each (shallow water gas prospects) to approximately US$100 million each (deepwater oil prospects).

The PSC Amendment is subject to renegotiation under certain conditions, which may have an adverse impact upon our operations and profitability.

The PSC Amendment provides that should the government of the Republic of Guinea note material differences between provisions of the PSC Amendment and international standards or the Guinea Petroleum Code, the parties will renegotiate the relevant articles.  If the government of the Republic of Guinea identifies materials differences between the PSC Amendment’s provisions and international standards or the Guinea Petroleum Code, there is no assurance that we will be able to negotiate an acceptable modification to the PSC Amendment.  If the parties are not successful in renegotiating the relevant articles of the PSC Amendment, the parties may be required to submit the matter to international arbitration.  There is no assurance that any arbitration would be successful or otherwise lead to articles that are more favorable to the Company than the present articles.  Therefore, the results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Our concession or obligations under the 2006 PSC, as amended, could be adversely affected by Guinea’s political uncertainties.

Guinea has faced and continues to face political, economic and social uncertainties which are beyond our control.  Maintaining a good working relationship with the Guinean government is important because the Concession is granted under the terms of the 2006 PSC, as amended, with the Guinean government.  A presidential election in Guinea is scheduled for June 28, 2010.  While we intend to maintain a positive working relationship with the Guinean government, we cannot predict whether the election will occur as scheduled, or the impact that the election will have on our relationship.  A change in leadership could result in political instability or substantial changes in government policies which could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

We operate in Guinea, a country where corrupt behavior exists that could impair our ability to do business in the future or result in significant fines or penalties.

We operate in Guinea, a country where governmental corruption has been known to exist. There is a risk of violating either the U.S. Foreign Corrupt Practices Act or laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business.  Some of the identified internal control deficiencies contributing to our material weaknesses in financial reporting relate to our operations in Guinea.  These material weaknesses make it more likely that a violation could have occurred.  Violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.  In addition, the future success of our Guinea operations may be adversely affected by risks associated with international activities, including economic and labor conditions, political instability, risk of war, expropriation, terrorism, renegotiation or modification of existing contracts, tax laws and changes in exchange rates.

Our expected future losses raise doubts about our ability to continue as a going concern unless we can raise sufficient capital.

Without the receipt by us of additional funds, we will be unable to execute our business plan and meet our obligations under the 2006 PSC, as amended.  We have historically been able to raise capital from debt or equity sources to finance our activities but there is no assurance we will be able to do so in the future or on acceptable terms, if at all.  Additionally, we intend to raise additional capital through one or more strategic relationships such as the assignment of participation interests in the Concession.  However, there is no guarantee that we will receive funds from such relationships.  Our growth is dependent on our raising capital through the sale of equity or debt or our ability to enter into one or more strategic relationships concerning the Concession.  As indicated in our auditor’s report concerning and as discussed in Note #2 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009 and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2009, our Consolidated Financial Statements were prepared assuming we would continue as a going concern.  There is no guarantee that we or our auditors will not determine in the future, based on our recurring losses from operations, that substantial doubt exists about our ability to continue as a going concern.

We do not have reserve reports for the Concession and our expectations as to oil and gas reserves are uncertain.

We do not have any reserve reports or geology or petroleum engineering reports for the Concession.  A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers.  Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.  Because we do not have any reserve reports for the Concession our expectations as to any oil and gas reserves are uncertain.

We have a history of losses and there is no assurance that we will ever achieve or sustain profitability.

We have experienced substantial operating losses.  We expect to incur significant operating losses until we develop and commence sales of oil and gas from the Concession. We will also need to raise sufficient funds to finance our exploration and exploitation activities.  We may be unable to achieve or sustain profitability.

We have no ability to control the prices that we may receive for oil and gas.  Oil and gas prices are volatile and a substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

We have no source of revenue at this time.  Our financial condition is based solely on our ability to sell equity or debt securities to investors or enter into an additional joint venture or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds.  We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.  Such investors would consider the price of oil in making an investment decision.  Declines in oil and gas prices may adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Low oil and gas prices also may reduce the amount of oil and gas that we could produce economically. Low oil and gas prices in the future could have a negative effect on our future financial results.  Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control.  These factors include:

•	the level of domestic and foreign supplies of oil;

•	the level of consumer product demand;

•	weather conditions;

•	political conditions in oil producing regions throughout the world;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

•	price and production controls;

•	the price of foreign oil imports;

•	actions of governments;

•	domestic and foreign governmental regulations;

•	the price, availability and acceptance of alternative fuels;

•	overall economic conditions; and

•	value of the U.S. dollar.

These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices. Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Investment in the oil and gas business is risky and there is no assurance we will be successful in discovering oil and gas.

Oil and gas exploration and development are inherently speculative activities.  There is no certain method to determine whether or not a given lease or concession will produce oil or gas or yield oil or gas in sufficient quantities and quality to result in commercial production.  The development of a lease or concession may result in dry holes or in the discovery of oil or gas that is not commercially feasible to produce.  There is no guarantee that we may find oil or gas in commercial quantities.  There is no guarantee that a producing asset will continue to produce. Because of the high degree of risk involved, there can be no assurance that we will recover any portion of our investment or that our investment in leases will be profitable.

Drilling activities are subject to numerous risks, including the significant risk that we do not reach our target reservoir or that no commercially productive reserves are encountered.  The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain.  Drilling costs could be significantly higher if we encounter difficulty in drilling offshore.

There are drilling and operational hazards associated with the oil and gas industry which could result in substantial losses.

The oil and gas industry involves a variety of operating risks, including:

•	blowouts, cratering and explosions;

•	mechanical and equipment problems;

•	uncontrolled flows of oil and gas or well fluids;

•	fires;

•	marine hazards with respect to offshore operations;

•	formations with abnormal pressures;

•	pollution and other environmental risks; and

•	natural disasters.

Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing and collisions.  Also, offshore operations are subject to damage or loss from adverse weather conditions.

Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses. Locating pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase these risks. The occurrence of any of these events could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

We are subject to governmental regulations of which the cost of compliance may have an adverse effect on our financial condition, results of operations and future cash flow.

Oil and gas operations in Guinea are subject to extensive government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations.  It is impossible to predict future government proposals that might be enacted into law and the effect they might have on us.  Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have material adverse effect on our financial condition, results of operations and future cash flows.

The oil and gas industry is subject to hazards related to pollution and environmental issues which may create substantial liabilities to third parties.

Hazards in the drilling and/or the operation of gas and oil properties, such as accidental leakage or spillage, are sometimes encountered. Such hazards may cause substantial liabilities to third parties or governmental entities, the payment of which could adversely affect our liquidity or result in the loss of our leases. We may be subject to liability for pollution and other damages due to environmental events.  Environmental regulatory matters also could increase substantially the cost of doing business, may cause delays in producing oil and gas or require the modification of operations in certain areas.

Our operations are subject to numerous stringent and complex laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the imposition of injunctions to force future compliance.

Government regulations may require permits for drilling operations, drilling bonds and reports concerning operations. In addition, there may be statutes, rules and regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing, plugging and abandonment of such wells. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from our properties and may restrict the number of wells that may be drilled on a particular lease or in a particular field.

The success of our business depends on our ability to find, develop and acquire oil and gas reserves.

We expect to find certain reserves of gas and oil that can be profitably exploited. There is, however, no guarantee that we will find reserves that will economically produce. Future drilling activities could subject us to many risks, including the risk that we will not find commercially productive reservoirs. Drilling for oil and natural gas can be unprofitable, not only from dry wells, but from productive wells that do not produce sufficient revenues to return a profit. Also, title problems, weather conditions, governmental requirements and shortages or delays in the delivery of equipment and services can delay our drilling operations or result in their cancellation. The cost of drilling, completing and operating wells is often uncertain, and new wells may not be productive. As a result, we may not recover all or any portion of our investment. Moreover, if natural gas and oil prices decline, the amount of natural gas and oil we can economically produce may be reduced, which may result in a material decline in our revenues, if any.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely impact us.

Drilling activity offshore Guinea will require that we have access to an offshore drilling rig. Unavailability, shortages or increases in the cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our Guinea operations. There can be no assurance that we will be able to obtain the necessary equipment or that services will be available at economical prices.

Expansion of our exploration program will require capital from outside sources.

We do not currently have the financial resources to conduct our planned 3D seismic testing or to drill offshore Guinea.  Absent raising additional capital, completing the additional assignment of interests in our Concession or entering into additional joint venture or similar arrangement, we will not be able to conduct our planned  3D seismic testing or to conduct drilling operations offshore Guinea.  There is no assurance that capital will be available in the future to us or that capital will be available under terms acceptable to us.  We will need to raise additional money, either through the sale of equity securities (which could dilute the existing stockholders' interest), through the entering of additional joint venture agreements (which, while limiting our risk, could reduce our ownership interest in the Concession), or from borrowings from third parties (which could result in our assets being pledged as collateral and which would increase our debt service requirements).

Additional capital could be obtained from a combination of funding sources, many of which could have a material adverse effect on our business, results of operations and financial condition. These potential funding sources, and the potential adverse effects attributable thereto, include:

•	additional offerings of equity securities, which would cause dilution of our common stock;

•	sales or assignments of interests in the Concession and exploration program, which would reduce any future revenues from that program;

•	borrowings from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends;

•
debt offerings, which would increase our leverage and add to our need for cash to service such debt (which could result in additional assets being pledged as collateral and which could increase our debt service requirements); and

•	sales of interests in other projects, which could reduce any future revenues.

It is difficult to quantify the amount of financing we may need to fund our business plan.  The amount of funding we may need in the future depends on various factors such as:

•	our financial position;

•	the prevailing market price of natural gas and oil; and

•	the lead time required to bring any discoveries to production.

Our ability to raise additional capital will depend on the results of operations and the status of various capital and industry markets at the time such additional capital is sought. Capital may not become available to us from any particular source or at all. Even if additional capital becomes available, it may not be on terms acceptable to us. Failure to obtain additional financing on acceptable terms may have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

Pending and future claims and litigation may adversely affect our financial condition and results of operations.

We are currently involved in various lawsuits, including a claim involving contractually prohibited short selling, a claim that Hyperdynamics and its Officers and Directors breached their fiduciary duties to shareholders and committed other tortuous acts, a claim that our actions or omissions caused the loss of the Royalty and Production Sharing Agreement, dated November 8, 2002, and an environmental cleanup case, among other claims more thoroughly described in Item 3 of our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009.  The outcome of litigation is difficult to assess or quantify, and we cannot predict how it will impact us, however the litigation described in Item 3 of our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009 could subject us to substantial legal expenses.  If we do not prevail, we might not have sufficient funds to make payments on our debt or successfully execute our business strategy or have to declare bankruptcy or cease operations.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards, but such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We have competition from other companies that have larger financial and other resources than we do, which puts us at a competitive disadvantage.

A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We will encounter intense competition from other companies and other entities in the sale of our oil and gas production. We could be competing with numerous oil and gas companies which may have financial resources significantly greater than ours. The quantities of gas and oil to be delivered by us may be affected by factors beyond our control, such as the inability of the wells to deliver at the necessary quality and pressure, premature exhaustion of reserves, changes in governmental regulations affecting allowable production and priority allocations, and price limitations imposed by Federal and state regulatory agencies, as well as foreign governments.

We are highly dependent on our management team and consultants and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

The successful implementation of our business strategy is highly dependent on our management team and certain key geoscientists, geologists’, engineers and other professionals engaged by us.  The loss of key members of our management team or other highly qualified technical professionals could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies which may have a material adverse effect on our business, financial condition and operating results.

We depend on oil and gas industry vendors and may not be able to obtain adequate services.

We are dependent on industry vendors for the success of our oil and gas exploration projects. We could be harmed if we fail to attract quality industry vendors to participate in our exploration and production activities.

New investors or commercial partners may require participation interests which could decrease future profitability.

The pace of exploration and the level of operations may be determined by the amount of funding available. If funding is limited, exploration may be continued under agreements that provide investors or commercial partners with a participation interest in a particular property held by us. Under this type of arrangement, an investor or commercial partner would invest in specific property and receive a negotiated interest in that specific property. This could reduce the potential profitability of the remaining interest in the property and reduce our ability to control and manage the property. We expect that entering into these partnering relationships would entail transferring a portion of our interest in the Concession to such partner.

Dollar versus Euro denomination for oil and gas transactions may impact the value of future oil and gas transactions.

Our financial currency is the U.S. dollar.  Most international oil and gas transactions are currently denominated in U.S. dollars.  There could be a desire by some oil producing nations to denominate the price of oil transactions in Euros.  We do not hedge any market risk.  If we later engage in Euro denominated transactions we could face a foreign currency exchange risk of the Euro decreasing in value relative to the U.S. dollar.

There are material weaknesses in our disclosure controls and procedures and our internal control over financial reporting and existing deficiencies may not be adequately remediated.

A material weakness is a control deficiency, or a combination of control deficiencies, that results in there being more than a remote likelihood that a material misstatement in our financial statements will not be prevented or detected.  We have determined that as of June 30, 2009 and March 31, 2010 our disclosure controls and procedures were not effective in ensuring that the information required to be disclosed by us in reports filed under the Securities Exchange Act of 1934 is recorded, processed and reported within the time periods specified in the rules and forms of the SEC.

We have also determined as of June 30, 2009 that we have material weaknesses in our internal control over financial reporting and, as a result, our internal control over financial reporting is not effective.  Some of the weaknesses we identified in our internal control over financial reporting relate to our operations in Guinea, including deficiencies in the Company’s control environment, deficiencies in the staffing of our financial accounting department, and departure of members of financial management. See Item 4T Controls and Procedures of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Item 9A(T) Controls and Procedures in our Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2009 for further disclosure concerning our controls and procedures.  These deficiencies increase the likelihood of misstatements in our financial statements or violations of law.

Our internal control and procedures were developed through a process in which our management applied its judgment in assessing the costs and benefits of such internal controls and procedures, which, by their nature, can provide only reasonable assurance regarding the control objectives. The design of any system of internal controls and procedures is based in part upon various assumptions about the likelihood of future events.  The actions taken to date have not been effective in remediation of the material weaknesses.  We do not know when, or if ever, the material weaknesses will be corrected.  Any failure to remediate the deficiencies noted in connection with our audits or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could result in a lower trading price of our stock.

We have an accumulated deficit and expect to incur additional losses.

We have a substantial accumulated deficit. We may not be able to meet our debts as they become due. If we are unable to generate sufficient cash flow or obtain funds to pay debt, we will be in default.

We may experience potential fluctuations in results of operations.

Our future revenues, if any, may be affected by a variety of factors, many of which are outside our control, including (a) the success of project results; (b) swings in availability of drilling services needed to implement projects and the pricing of such services; (c) a volatile oil and gas pricing market which may make certain projects that we undertake uneconomical; (d) our ability to attract qualified employees and consultants; and (e) the amount and timing of operating costs and capital expenditures relating to conducting our business operations and infrastructure. As a result of our limited operating history and the emerging nature of our business plan, it is difficult to forecast revenues or earnings accurately, which may fluctuate significantly from quarter to quarter.

In the event we become a penny stock company, FINRA sales practice requirements limit a stockholders' ability to buy and sell our stock.

In the event we become subject to the penny stock rules, there are certain rules that have been adopted by the Financial Industry Regulatory Authority, Inc. (FINRA) to which our common stock will be subject.  FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which has the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers would be willing to make a market in our common stock, reducing a stockholders' ability to resell shares of our common stock.

We may issue additional shares of common stock in the future, which could cause dilution to all shareholders.

We may seek to raise additional equity capital in the future. Any issuance of additional shares of our common stock will dilute the percentage ownership interest of all shareholders and may dilute the book value per share of our common stock.

Shareholders could incur negative impact due to the removal of the restrictive legend or the termination of a lock-up on a significant percentage of our outstanding shares of common stock, or the exercise of options and warrants.

As of June 4, 2010, approximately 15,822,222 shares of our common stock were restricted shares and subject to a contractual prohibition, or “lock-up,” preventing the sale of such shares that expires on July 1, 2010, and we have outstanding warrants and options to purchase approximately 16,242,926 shares of common stock. If these options and warrants are exercised, the underlying shares may become eligible for immediate resale.  We do not know when or if these options will be exercised. In the event that a substantial number of these restricted shares are offered for sale in the market by several holders, the market price of our common stock could be adversely affected.

Our management controls a significant percentage of our current outstanding common stock; their interests may conflict with those of our shareholders.

As of the date of this Prospectus, our Directors and Executive Officers and their affiliates collectively and beneficially own or control approximately 5% of our voting power (including stock, warrants and, options).  This concentration of voting control gives our Directors and Executive Officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us.  This could have a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

Our stock price is highly volatile and you may lose some or all of your investment.

Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

•	general economic conditions;

•	availability of credit;

•	changes in interest rates;

•	conditions or trends in the oil and gas business;

•	fluctuations in the stock market in general and market prices for oil and gas companies in particular;

•	quarterly variations in our operating results;

•	new products, services, innovations, and strategic developments by our competitors or us, or business;

•	combinations and investments by our competitors or us;

•	changes in environmental regulation;

•	changes in our capital structure, including issuance of additional debt or equity to the public;

•	additions or departures of our key personnel;

•	corporate restructurings, including layoffs or closures of facilities;

•	stock market analyst reports, news and speculation;

•	political turmoil in Guinea; and

•	natural disasters such as hurricane, flooding, earthquake, acts of God.

We do not intend to pay dividends in the foreseeable future; therefore, you may never see a return on your investment.

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We anticipate that any profits from our operations will be devoted to our future operations. Any decision to pay dividends will depend upon our profitability at the time, cash available and other factors, and in the sole discretion of our Board of Directors.

Since we have not paid any dividends on our common stock and do not intend to do so in the future, a purchaser of our common stock will only realize a gain on their investment if the market price of our common stock increases.

We have never paid, and do not intend to pay, any cash dividends on our common stock for the foreseeable future. The payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as restrictions contained in our financing facilities, earnings levels, capital requirements, our overall financial condition, and any other factors deemed relevant by our board of directors. A purchaser of our common stock, in all likelihood, will only realize a profit on their investment if the market price of our common stock increases in value.

Our directors and officers have rights to indemnification.

The Delaware General Corporation Law provides that we will indemnify our directors and officers if they are a party to any civil or criminal action. This may discourage claimants from making claims against the directors and officers even if the claims have merit. The cost of indemnification could be high.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Our Board of Directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options or under equity based incentive plans, or shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.  The Selling Stockholder will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this Prospectus.

SELLING STOCKHOLDER

This Prospectus relates to Shares that are being registered for reoffers and resales by the Selling Stockholder who has acquired (or, in some cases, may acquire) Shares pursuant to the 2010 Plan.  We may amend this Prospectus to reflect future issuances under the 2010 Plan to the Selling Stockholder.

Beneficial ownership is determined in accordance with the rules of the Commission, is based upon 104,181,723 shares outstanding as of June 11, 2010, and generally includes voting or investment power with respect to securities. Shares underlying options to purchase shares of Common Stock that are currently exercisable or become exercisable within 60 days of June 11, 2010 and shares of restricted stock that vest within 60 days after June 11, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The 765,000 shares listed below covered by this Prospectus are shares to be issued upon exercise of outstanding options issued pursuant to the 2010 Plan. The Selling Stockholder may resell all, a portion, or none of the Shares from time to time.

The address of the stockholder listed below is care of Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475, Houston, TX 77079.  The following table sets forth the name and relationship to the Company of the Selling Stockholder and: (1) the number of shares of Common Stock that the Selling Stockholder beneficially owned as of June11, 2010; (2) the number of shares of Common Stock that the Selling Stockholder may offer pursuant to this Reoffer Prospectus; and (3) (if one percent or more) the percentage of the class to be beneficially owned by such stockholder assuming the sale of all shares offered pursuant to this Prospectus.

Selling Stockholder	Position	Shares Beneficially Owned (a)	Shares Covered Under this Prospectus (b)	Beneficially Owned After the Resale (a)
David Wesson	Controller	0	90,000	0
Harry Briers	Former Employee	2,223,336	75,000	2,148,336
Famourou Kourouma	Vice President African Affairs	80,000	200,000	80,000
Michael Coley	Senior Explorationist	0	50,000	0
Mike Palmer	Vice President of Operations	0	300,000	0
Bryan Payne	Geophysicist	0	50,000	0

TOTALS			765,000

(a)           Does not include shares underlying stock options that are not exercisable within 60 days after June 11, 2010.  Also does not include restricted common stock shares that do not vest within 60 days of June 11, 2010.

(b)           Includes shares underlying stock options granted under the 2010 Plan that are not exercisable within 60 days after June 11, 2010.

PLAN OF DISTRIBUTION

The Shares covered by this Prospectus are being registered by us for the account of the Selling Stockholder.

The Shares offered by this Prospectus may be sold from time to time directly by or on behalf of the Selling Stockholder in one or more transactions on the NYSE Amex or on any stock exchange on which the Common Stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of these methods. The Selling Stockholder may sell the Shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholder and/or purchasers of the Shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. The Selling Stockholder is an employee of the Company, and he will be subject to the Company’s policies concerning trading and other transactions in the Company’s securities.

The Selling Stockholder of the Shares and any of his pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling the Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.  There is no assurance that the Selling Stockholder will sell all or a portion of the stock being offered hereby.

In connection with the sale of Shares, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell the Shares short and deliver these Shares to close out short positions, or loan or pledge the Shares to broker-dealers or other financial institutions that in turn may sell these Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the Shares, which the broker-dealer or other financial institution may resell pursuant to this Prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

In connection with the sales, the Selling Stockholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. If the Selling Stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, he will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholder and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our Common Stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of our Common Stock.

To the extent required, the Shares to be sold, the names of the persons selling the Shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this Prospectus is a part.

We are bearing all of the fees and expenses relating to the registration of the Shares.  Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the Shares will be borne by the Selling Stockholder.  In order to comply with certain states’ securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with.  Sales of the Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

The Selling Stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

We have notified the Selling Stockholder of the need to deliver a copy of this Prospectus in connection with any sale of the Shares.

EXPERTS

The consolidated financial statements of Hyperdynamics Corporation appearing in Hyperdynamics Corporation’s Annual Report on Form 10-K, as amended, as of June 30, 2009 and for the fiscal year ended June 30, 2009, have been audited by GBH CPAs, PC, independent registered public accounting firm, and as of June 30, 2008 and the fiscal year ended June 30, 2008, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP.  As of the date of this Prospectus, Patton Boggs LLP and its attorneys owned in the aggregate approximately 300,000 shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Hyperdynamics Corporation, which may be referred to as the Company, incorporates by reference the documents or portions of documents listed below which were filed with the Securities and Exchange Commission, which may be referred to as the SEC, under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as amended;
•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
•	Prospectuses dated November 12, 2009 filed pursuant to Rule 424(b); dated December 3, 2009 filed pursuant to 424(b); and, dated April 20, 2010 filed pursuant to 424(b);
•	The Registration Statement (333-166170) on Form S-3 filed pursuant to Rule 462(b);
•
All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since our last fiscal year which are the Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009 and December 31, 2009 and the Company’s Current Reports on Form 8-K filed on July 6, 2009, July 8, 2009, July 13, 2009, July 23, 2009, August 3, 2009, September 2, 2009, September 15, 2009, October 2, 2009, October 15, 2009, October 16, 2009, October 19, 2009, November 12, 2009, November 15, 2009, December 1, 2009, December 3, 2009, December 7, 2009, December 11, 2009, January 6, 2010, January 14, 2010, January 29, 2010, February 1, 2010, February 19, 2010, March 12, 2010, March 19, 2010, March 31, 2010, April 20, 2010, May 14, 2010 and May 26, 2010; and

•	The description of our securities contained in the Company’s Form SB-2, as amended, filed February 5, 2000, and Form 8-K filed June 15, 2001.

All documents the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents.  Please send requests to Hyperdynamics Corporation, Attention Chief Financial Officer, 12012 Wickchester Lane, Suite 475, Houston, TX 77079.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law Code provides for indemnification as follows:

145.  Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

 (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Our Bylaws provide for indemnification. Our Bylaws--ARTICLE IV, as follows:

1.
INDEMNIFICATION. This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or any of its direct or indirect subsidiaries or while such a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim: provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaws, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article IV shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

2.
INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article IV of the by-laws.

3.
DEFINITIONS. For purposes of this Article IV, reference to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on. or involves services by. such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article IV.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

Table of Contents:
WHERE YOU CAN FIND ADDITIONAL INORMATION	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5
SUMMARY	5
RISK FACTORS	7
USE OF PROCEEDS	7
SELLING STOCKHOLDER	13
PLAN OF DISTRIBUTION	13
EXPERTS	14
LEGAL MATTERS	14
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	14
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	14

HYPERDYNAMICS CORPORATION HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO THE SHARES OFFERED HEREBY. THIS PROSPECTUS OMITS CERTAIN INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. THE INFORMATION OMITTED MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION UPON PAYMENT OF THE REGULAR CHARGE THEREFORE.

765,000 SHARES

HYPERDYNAMICS CORPORATION

COMMON STOCK

REOFFER PROSPECTUS

JUNE 11, 2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

Hyperdynamics Corporation, which may be referred to as the Company, incorporates by reference the documents or portions of documents listed below which were filed with the Securities and Exchange Commission, which may be referred to as the SEC, under the Securities Exchange Act of 1934, as amended, which may be referred to as the Exchange Act, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, as amended;
•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
•	Prospectuses dated November 12, 2009 filed pursuant to Rule 424(b); dated December 3, 2009 filed pursuant to 424(b); and, dated April 20, 2010 filed pursuant to 424(b);
•	The Registration Statement (333-166170) on Form S-3 filed pursuant to Rule 462(b);
•
All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since our last fiscal year which are the Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009 and December 31, 2009 and the Company’s Current Reports on Form 8-K filed on July 6, 2009, July 8, 2009, July 13, 2009, July 23, 2009, August 3, 2009, September 2, 2009, September 15, 2009, October 2, 2009, October 15, 2009, October 16, 2009, October 19, 2009, November 12, 2009, November 15, 2009, December 1, 2009, December 3, 2009, December 7, 2009, December 11, 2009, January 6, 2010, January 14, 2010, January 29, 2010, February 1, 2010, February 19, 2010, March 12, 2010, March 19, 2010, March 31, 2010, April 20, 2010, May 14, 2010 and May 26, 2010; and

•	The description of our securities contained in the Company’s Form SB-2, as amended, filed February 5, 2000, and Form 8-K filed June 15, 2001.

All documents the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents.  Please send requests to Hyperdynamics Corporation, Attention Chief Financial Officer, 12012 Wickchester Lane, Suite 475, Houston, TX 77079.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Hyperdynamics Corporation appearing in Hyperdynamics Corporation’s Annual Report on Form 10-K, as amended, as of June 30, 2009 and for the fiscal year ended June 30, 2009, have been audited by GBH CPAs, PC, independent registered public accounting firm, and as of June 30, 2008 and the fiscal year ended June 30, 2008, have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.  The validity of the securities offered hereby will be passed upon for us by Patton Boggs LLP.  As of the date of this Prospectus, Patton Boggs LLP and its attorneys owned in the aggregate approximately 300,000 shares of our common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and our Bylaws provide that we will indemnify our directors and officers if they are a party to any civil or criminal action.  This may discourage claimants from making claims against the directors and officers even if the claims have merit.  The cost of indemnification could be high.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISRTATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

The following documents are filed as exhibits to this Registration Statement:

Exhibit
Number                      Exhibit

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2010 Equity Incentive Plan

10.2	Form of Incentive Stock Option Agreement

10.3	Form of Non-Qualified Stock Option Agreement

10.4	Form of Restricted Stock Agreement

23.1	Consent of GBH CPAs, PC

23.2	Consent of MaloneBailey, LLP

23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto).

ITEM 9.  UNDERTAKINGS

The registrant hereby undertakes:

(a)(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 11th day of June 2010.

HYPERDYNAMICS CORPORATION

By:  /s/ Ray Leonard

Ray Leonard

President and Chief Executive Officer

Each person whose signature appears below appoints Ray Leonard, individually, as true and lawful attorney-in-fact and agent, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ray Leonard Ray Leonard	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 11, 2010
/s/ Robert A. Solberg Robert A. Solberg	Non-Executive Chairman and Director	June 11, 2010
_________________ Herman Cohen	Director	June 11, 2010
/s/ Roger Friedberger Roger Friedberger	Director	June 11, 2010
/s/ David A. L. Owen David A. L. Owen	Director	June 11, 2010
/s/ Fred S. Zeidman Fred S. Zeidman	Director	June 11, 2010
/s/ Jason Davis Jason Davis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 11, 2010

EXHIBIT INDEX

Exhibit
Number                      Exhibit

5.1	Opinion and Consent of Patton Boggs LLP

10.1	2010 Equity Incentive Plan

10.2	Form of Incentive Stock Option Agreement

10.3	Form of Non-Qualified Stock Option Agreement

10.4	Form of Restricted Stock Agreement

23.1	Consent of GBH CPAs, PC

23.2	Consent of MaloneBailey, LLP

23.3	Consent of Patton Boggs LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto).